Exhibit 99.1

FORESTAR REPORTS FISCAL 2021 FIRST QUARTER EARNINGS OF $0.46 PER DILUTED SHARE
ARLINGTON, Texas (Business Wire) - January 21, 2021
Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its first quarter ended December 31, 2020. Net income attributable to Forestar for the first quarter of fiscal 2021 increased 30% to $22.0 million, or $0.46 per diluted share, compared to $16.9 million, or $0.35 per diluted share, in the same quarter of fiscal 2020. Revenues for the first quarter of fiscal 2021 increased 24% to $307.1 million from $247.2 million in the same quarter of fiscal 2020. Residential lots sold in the quarter increased 47% to 3,567 lots compared to 2,422 lots in the same quarter of fiscal 2020.

The Company's lot position at December 31, 2020 increased 74% from December 31, 2019 to 77,500 lots, of which 52,300 were owned and 25,200 were controlled through purchase contracts. Of the Company's owned lot position, 34,900 lots, or 67%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. ("D.R. Horton") at December 31, 2020. Lots owned at December 31, 2020 included 4,900 that are fully developed, of which approximately 1,300 are related to lot banking. At December 31, 2020, the Company had 600 lots under contract to sell to builders other than D.R. Horton, and during the quarter ended December 31, 2020, Forestar sold 178 lots to builders other than D.R. Horton, up from 32 lots in the prior year quarter.

The Company ended the first quarter with $237.4 million of unrestricted cash and $339.5 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $576.9 million. Debt at December 31, 2020 totaled $654.1 million, with no senior note maturities until fiscal 2024, and the Company's net debt to total capital ratio was 31.8%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Donald J. Tomnitz, Chairman of the Board, said, "The Forestar team is off to a great start in fiscal 2021 with over 3,500 lot deliveries during our first fiscal quarter. Housing market conditions remain favorable across the country, and we now expect to deliver between 13,500 and 14,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry.

“Forestar's return-focused business model is centered on our high turnover, lower risk lot manufacturing strategy. We are well positioned to effectively operate through changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. With 77,500 lots owned and controlled at December 31, 2020, we expect continued robust growth and increasing profitability and returns in the coming years."

COVID-19
During March 2020, the impacts of the COVID-19 pandemic (C-19) and the related widespread reductions in economic activity began to temporarily affect the Company’s business operations and the demand for its residential lots. However, residential construction is designated an essential business as part of critical infrastructure in almost all municipalities across the U.S. where Forestar operates. The Company implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company remains cautious as to the impact C-19 may have on its operations and on the overall economy in the future. There is significant uncertainty regarding the extent to which and how long C-19 and its related effects will have on the U.S. economy, capital markets and demand for the Company's lots. The extent to which C-19 impacts Forestar's operational and financial performance will depend on future developments, including the duration and severity of C-19 and the impact on the Company's customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, January 21) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 51 markets and 21 states and delivered 11,518 residential lots during the twelve-month period ended December 31, 2020. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we now expect to deliver between 13,500 and 14,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry; we are well positioned to effectively operate through changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder; and that with 77,500 lots owned and controlled at December 31, 2020, we expect continued robust growth and increasing profitability and returns in the coming years. The forward-looking statements also include all commentary in the C-19 section.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of C-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; competitive conditions in our industry; changes in our business strategy and our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K which is filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	December 31, 2020	September 30, 2020
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$237.4	$394.3
Real estate	1,540.5	1,309.7
Investment in unconsolidated ventures	1.0	3.6
Income taxes receivable	2.1	6.3
Property and equipment, net	1.9	1.1
Other assets	26.3	24.9
Total assets	$1,809.2	$1,739.9
LIABILITIES
Accounts payable	$42.2	$29.2
Earnest money on sales contracts	118.5	98.3
Deferred tax liability, net	7.9	5.7
Accrued expenses and other liabilities	92.4	93.8
Debt	654.1	641.1
Total liabilities	915.1	868.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 48,076,643 and 48,061,921 shares issued and outstanding at December 31, 2020 and September 30, 2020, respectively	48.1	48.1
Additional paid-in capital	604.1	603.9
Retained earnings	240.9	218.9
Stockholders' equity	893.1	870.9
Noncontrolling interests	1.0	0.9
Total equity	894.1	871.8
Total liabilities and equity	$1,809.2	$1,739.9

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2020	2019
	(In millions, except per share amounts)
Revenues	$307.1	$247.2
Cost of sales	262.9	216.6
Selling, general and administrative expense	15.5	10.5
Equity in earnings of unconsolidated ventures	(0.2)	(0.5)
Loss on sale of assets	—	0.1
Interest and other income	(0.3)	(1.7)
Income before income taxes	29.2	22.2
Income tax expense	7.1	5.4
Net income	22.1	16.8
Net income (loss) attributable to noncontrolling interests	0.1	(0.1)
Net income attributable to Forestar Group Inc.	$22.0	$16.9

Basic net income per common share attributable to Forestar Group Inc.	$0.46	$0.35
Weighted average number of common shares	48.1	48.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.46	$0.35
Adjusted weighted average number of common shares	48.2	48.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended December 31,
	2020	2019
	(In millions)
Residential lot sales:
Development projects	$271.1	$117.7
Lot banking projects	35.7	100.9
Decrease (increase) in contract liabilities	0.2	(1.5)
	307.0	217.1
Residential tract sales	—	30.0
Other	0.1	0.1
	$307.1	$247.2

RESIDENTIAL LOTS SOLD
	Three Months Ended December 31,
	2020	2019
Development projects	3,102	1,406
Lot banking projects	465	1,016
	3,567	2,422

Average sales price per lot (1)	$86,000	$90,300

LOT POSITION
	December 31, 2020		September 30, 2020
Lots owned	52,300	(2)	42,400	(3)
Lots controlled under land and lot purchase contracts	25,200		18,100
Total lots owned and controlled	77,500		60,500
____________
(1)Excludes impact from change in contract liabilities.
(2)Lots owned at December 31, 2020 included approximately 18,300 under contract to sell to D.R. Horton and 16,600 of which D.R. Horton had a right of first offer to purchase.
(3)Lots owned at September 30, 2020 included approximately 14,000 under contract to sell to D.R. Horton and 16,400 of which D.R. Horton had a right of first offer to purchase.